10f-3 Transactions Summary*
* Evergreen Compliance Department has
on file a checklist signed by the
portfolio manager and a compliance manager stating that the transaction fully complies with the conditions of Rule 10f-3 of the Investment Company Act of 1940.

Fund
Special Values Fund
Security
Whiting Petroleum
Advisor
EIMCO
Transaction Date
1/29/09
Cost
75,400
Offering Purchase
0.94%
Broker
Merrill Lynch
Underwriting Syndicate Members
Merrill Lynch & Co
J.P.Morgan
Raymond James
Wachovia Securities